Exhibit 99.1

FOR IMMEDIATE RELEASE

SumTotal Systems Announces Preliminary First Quarter Results

Signs Large Second Quarter Contract

MOUNTAIN VIEW, Calif. – April 12, 2007 — SumTotal® Systems (Nasdaq: SUMT), a global provider of talent and learning management solutions, today announced preliminary financial results for the first quarter ended March 31, 2007.

Preliminary Results

For the first quarter, SumTotal expects revenue on a Generally Accepted Accounting Principles (GAAP) basis to be in the range of $28.8 to $29.1 million compared to $24.3 million in the first quarter of 2006. Net loss is expected in the range of $2.0 to $1.7 million or $0.07 to $0.06 per share on a basic and diluted basis compared to $4.4 million or $0.18 per share in the first quarter of 2006.

SumTotal expects non-GAAP revenue to be in the range of $29.2 to $29.5 million compared to $26.3 million in the first quarter of 2006. Non-GAAP net income is expected in the range of $1.7 to $2.0 million or $0.06 to $0.07 per share on a fully diluted basis compared to $0.9 million or $0.04 per share in the first quarter of 2006.

“Although our first quarter results were slightly below expectations, they show solid, double digit growth over last year’s first quarter results. We believe the market for our solutions continues to be strong and we signed a large contract today. We expect to start recognizing revenue from this contract in the fourth quarter of 2007,” commented SumTotal CEO Don Fowler. A Form 8-K is being filed that will provide more details of this deal.

Use of Non-GAAP Financial Measures

Non-GAAP preliminary results and estimates included in this press release exclude the impact of certain non-cash accounting adjustments and one-time charges primarily related to acquisition accounting. The reconciling items between GAAP and non-GAAP income (loss) are estimated to be a $0.4 million adjustment to revenue for the write down to fair value of acquired deferred revenue, $2.2 million for amortization of intangibles and $1.1 million for stock-based compensation.

A conference call to discuss the final first quarter results will be held on May 1, 2007 at 5:00 p.m. ET/ 2:00 p.m. PT. SumTotal plans to make a live audio webcast available to investors and the public at http://www.sumtotalsystems.com/company/investors. Along with the webcast, SumTotal plans to make available a telephone replay of the call on May 1, 2007 beginning at approximately 5:00 p.m. PT through the close of business on May 8, 2007. Interested parties can access the replay by dialing 877-519-4471 within the US or 973-341-3080 outside the US and entering the access code 8685913.

The time or manner of the webcast may change for technical and/or administrative reasons.

About SumTotal Systems

SumTotal Systems, Inc. (NASDAQ: SUMT) is a global provider of talent and learning management solutions. SumTotal deploys mission-critical solutions designed to align goals, develop skills, assess performance, plan for succession and set compensation. SumTotal’s solutions aim to accelerate performance and profits for more than 1,500 companies and governments of all sizes, including six of the world’s 10 biggest pharmaceutical makers, six of the 10 largest automotive companies in the world, four of the five branches of the U.S. Armed Forces, three of the world’s top five airlines, two of the five largest banks in the world and two of the world’s top five specialty retailers. Mountain View, Calif.-based SumTotal has offices across Asia, Australia, Europe and North America. For more information about SumTotal’s products and services, visit www.sumtotalsystems.com.

FOR IMMEDIATE RELEASE

SumTotal and the SumTotal logo are trademarks or registered trademarks of SumTotal Systems, Inc. and/or its affiliates in the United States and/or other countries. Other names may be trademarks of their respective owners.

Safe Harbor / Forward-Looking Statements

Information in this press release contains forward-looking statements regarding management’s preliminary estimates of the financial performance of the Company, including without limitation, financial performance estimates for the first quarter ended March 31, 2007 and the expected timing of revenue recognized from contracts for the Company’s products and solutions. These statements represent SumTotal Systems’ current expectations and beliefs, but are subject to change as management completes its close of financial books for the quarter ended March 31, 2007. These statements are not historical facts or guarantees of financial results for the quarter ended March 31, 2007 or future performance or events. They are based on current expectations, estimates, beliefs, assumptions, goals and objectives; and involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from the results expressed or implied by these statements. Readers of this press release are cautioned not to place undue reliance on any preliminary financial result or forward-looking statement. Additional factors that could cause actual results to differ include, but are not limited to, (i) additional information regarding the close of the financial books for the quarter ended March 31, 2007, including without limitation, the Company’s review of revenue transactions and expenditures for the first quarter of fiscal 2007, (ii) failure to close expected transactions for the Company’s solutions either in the second quarter of fiscal 2007 or thereafter and the timing of revenue recognized from transactions which are closed; (iii) failure to fully realize the anticipated benefits of the acquisition of MindSolve, including without limitation, failure to accurately forecast performance management sales, successfully integrate the MindSolve product, and/or retain its employees; (iv) inability to grow revenue as the Company expects, especially in its core market or in its newly acquired performance management product; (v) unexpected expenses or failure to implement in a timely fashion, or at all, the requisite steps to control expenses; (vi) increased or unexpected costs of migrating customers to the 7.x platform or of integrating or implementing its new performance management product; (vii) the Company’s ability to attract and retain key personnel; (viii) the Company’s continued ability to protect its intellectual property rights and potential claims that the Company has infringed the intellectual property rights of others; (ix) adoption of new accounting regulations and standards that may affect reported earnings and operating income; (x) foreign currency, interest rate, and fixed income risks; (xi) the level of corporate spending and changes in general economic conditions that affect demand for computer software and services; (xii) other market conditions that include risks and uncertainties such as risks associated with financial, economic, political, terrorist activity and other uncertainties associated with operating a global business; and (xiii) other events and other important factors disclosed previously and from time to time in SumTotal Systems’ filings with the Securities and Exchange Commission, including the Company’s annual report for fiscal year 2006 on Form 10-K filed on March 16, 2007, its Form S-3/As filed on September 28, 2006 and October 2, 2006 and its Form 8-Ks. The forward-looking statements contained in this release are made as of the date of this press release, and SumTotal Systems assumes no obligation to update the information in this press release.

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Contacts:

Press:

SumTotal Systems, Inc.

Bill Perry

716-652-1762

bperry@sumtotalsystems.com

Investors:

SumTotal Systems, Inc.

Gwyn Lauber

650-934-9594

glauber@sumtotalsystems.com